As filed with the Securities and Exchange Commission on November 14, 2011
Registration No. 333-135108

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PRIMUS GUARANTY, LTD.
(Exact name of registrant as specified in its charter)
Bermuda
(State or other jurisdiction of incorporation or organization)
98-0402357
(I.R.S. Employer Identification No.)
Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(441) 296-0519
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Vincent B. Tritto, Esq.
General Counsel
Primus Asset Management, Inc.
360 Madison Avenue, 25th Floor
New York, New York 10017
(212) 697-2227
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:
Stephen P. Farrell, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000
Fax: (212) 309-6001
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Primus Guaranty, Ltd. (the “Company”) on Form S-3 (Registration No. 333-135108), filed with the Securities and Exchange Commission on June 16, 2006 (the “Registration Statement”), which registered the offering of debt securities, warrants, purchase contracts, units, preferred shares, par value $0.01 per share, depositary shares and common shares, par value $0.08 per share (collectively, the “Securities”).
In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any Securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to deregister any Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 10th day of November, 2011.

PRIMUS GUARANTY, LTD.
By:	/s/ Richard Claiden
Richard Claiden
Chief Executive Officer

     Each person whose signature appears below constitutes and appoints each of Richard Claiden, Christopher N. Gerosa and Vincent B. Tritto, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the date indicated.

Name	Date	Title

/s/ Richard Claiden Richard Claiden	November 10, 2011	Chief Executive Officer (principal executive officer)

/s/ Christopher N. Gerosa Christopher N. Gerosa	November 10, 2011	Chief Financial Officer and Treasurer (principal financial and principal accounting officer)

/s/ Michael P. Esposito, Jr. Michael P. Esposito, Jr.	November 10, 2011	Director and Chairman of the Board

/s/ Frank P. Filipps Frank P. Filipps	November 10, 2011	Director

/s/ Thomas J. Hartlage Thomas J. Hartlage	November 10, 2011	Director

James H. MacNaughton		Director

/s/ Michael M. Sullivan Michael M. Sullivan	November 10, 2011	Director

/s/ Vincent Vertin Vincent Vertin	November 10, 2011	Director